SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

                          Triton Network Systems, Inc.
                          ----------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   896775 10 3
                                 --------------
                                 (CUSIP Number)

                                December 31, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

                         (Continued on following pages)

                               Page 1 of 14 Pages
                       Exhibit Index Contained on Page 14.

---------------------                                         ------------------
CUSIP NO. 896775 10 3                 13 G                    Page 2 of 14 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Worldview Technology Partners I, L.P. ("WVTP I")

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Tax ID Number:
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER
                       1,394,528 shares, except that WVC I, the general partner
      SHARES           of WVTP I, WVE I, the general partner of WVC I, and James
                       Wei ("Wei"), Michael Orsak ("Orsak") and Susumu Tanaka
   BENEFICIALLY        ("Tanaka"), the members of WVE I, may be deemed to have
                       shared power to vote these shares.
   OWNED BY EACH    ------------------------------------------------------------
                    6  SHARED VOTING POWER
     REPORTING         See response to row 5.
                    ------------------------------------------------------------
      PERSON        7  SOLE DISPOSITIVE POWER
                       1,394,528 shares, except that WVC I, the general partner
       WITH            of WVTP I, WVE I, the general partner of WVC I, and Wei,
                       Orsak and Tanaka, the members of WVE I, may be deemed to
                       have shared power to dispose of these shares.
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER
                       See response to row 7.
                    ------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                   1,394,528
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES                                                  [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                        4.00%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON                                               PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 896775 10 3                 13 G                    Page 3 of 14 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Worldview Technology International I, L.P. ("WVTI I")

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Tax ID Number:
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER
                       543,524 shares, except that WVC I, the general partner of
      SHARES           WVTI I, WVE I, the general partner of WVC I, and Wei,
                       Orsak and Tanaka, the members of WVE I, may be deemed to
   BENEFICIALLY        have shared power to vote these shares.
                    ------------------------------------------------------------
   OWNED BY EACH    6  SHARED VOTING POWER
                       See response to row 5.
     REPORTING      ------------------------------------------------------------
                    7  SOLE DISPOSITIVE POWER
      PERSON           543,524 shares, except that WVC I, the general partner of
                       WVTI I, WVE I, the general partner of WVC I, and Wei,
       WITH            Orsak and Tanaka, the members of WVE I, may be deemed to
                       have shared power to dispose of these shares.
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER
                       See response to row 7.
                    ------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                     543,524
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES                                                  [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                        1.56%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON                                               PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 896775 10 3                 13 G                    Page 4 of 14 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Worldview Strategic Partners I, L.P. ("WVSP I")

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Tax ID Number:
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER
                       120,119 shares, except that WVC I, the general partner of
      SHARES           WVSP I, WVE I, the general partner of WVC I, and Wei,
                       Orsak and Tanaka, the members of WVE I, may be deemed to
   BENEFICIALLY        have shared power to vote these shares.
                    ------------------------------------------------------------
   OWNED BY EACH    6  SHARED VOTING POWER
                       See response to row 5.
     REPORTING      ------------------------------------------------------------
                    7  SOLE DISPOSITIVE POWER
      PERSON           120,119 shares, except that WVC I, the general partner of
                       WVSP I, WVE I, the general partner of WVC I, and Wei,
       WITH            Orsak and Tanaka, the members of WVE I, may be deemed to
                       have shared power to dispose of these shares.
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER
                       See response to row 7.
                    ------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                     120,119
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES                                                  [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                        0.34%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON                                               PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 896775 10 3                 13 G                    Page 5 of 14 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Worldview Capital I, L.P. ("WVC I")

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Tax ID Number:
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER
                       2,058,171 shares, of which 1,394,528 are directly owned
      SHARES           by WVTP I; 543,524 are directly owned by WVTI I; and
                       120,119 are directly owned by WVSP I. WVC I, the general
   BENEFICIALLY        partner of WVTP I, WVTI I and WVSP I, WVE I, the general
                       partner of WVC I, and Wei, Orsak and Tanaka, the members
   OWNED BY EACH       of WVE I, may be deemed to have shared power to vote
                       these shares.
     REPORTING      ------------------------------------------------------------
                    6  SHARED VOTING POWER
      PERSON           See response to row 5.
                    ------------------------------------------------------------
       WITH         7  SOLE DISPOSITIVE POWER
                       2,058,171 shares, of which 1,394,528 are directly owned
                       by WVTP I; 543,524 are directly owned by WVTI I; and
                       120,119 are directly owned by WVSP I. WVC I, the general
                       partner of WVTP I, WVTI I and WVSP I, WVE I, the general
                       partner of WVC I, and Wei, Orsak and Tanaka, the members
                       of WVE I, may be deemed to have shared power to dispose
                       of these shares.
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER
                       See response to row 7.
                    ------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                   2,058,171
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES                                                  [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                        5.90%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON                                               PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 896775 10 3                 13 G                    Page 6 of 14 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Worldview Equity I, L.L.C. ("WVE I")

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Tax ID Number:
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER
                       2,058,171 shares, of which 1,394,528 are directly owned
      SHARES           by WVTP I; 543,524 are directly owned by WVTI I; and
                       120,119 are directly owned by WVSP I. WVE I, the general
   BENEFICIALLY        partner of WVC I, WVC I, the general partner of WVTP I,
                       WVTI I and WVSP I, and Wei, Orsak and Tanaka, the members
   OWNED BY EACH       of WVE I, may be deemed to have shared power to vote
                       these shares.
     REPORTING      ------------------------------------------------------------
                    6  SHARED VOTING POWER
      PERSON           See response to row 5.
                    ------------------------------------------------------------
       WITH         7  SOLE DISPOSITIVE POWER
                       2,058,171 shares, of which 1,394,528 are directly owned
                       by WVTP I; 543,524 are directly owned by WVTI I; and
                       120,119 are directly owned by WVSP I. WVE I, the general
                       partner of WVC I, WVC I, the general partner of WVTP I,
                       WVTI I and WVSP I, and Wei, Orsak and Tanaka, the members
                       of WVE I, may be deemed to have shared power to dispose
                       of these shares.
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER
                       See response to row 7.
                    ------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                   2,058,171
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES                                                  [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                        5.90%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON                                               OO
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 896775 10 3                 13 G                    Page 7 of 14 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    James Wei ("Wei")

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Tax ID Number:
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Canadian Citizen
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER
                       0 shares.
      SHARES        ------------------------------------------------------------
                    6  SHARED VOTING POWER
   BENEFICIALLY        2,058,171 shares, of which 1,394,528 are directly owned
                       by WVTP I; 543,524 are directly owned by WVTI I; and
   OWNED BY EACH       120,119 are directly owned by WVSP I. WVC I is the
                       general partner of WVTP I, WVTI I and WVSP I, WVE I is
     REPORTING         the general partner of WVC I, and Wei, a member of WVE I,
                       may be deemed to have shared power to vote these shares.
      PERSON        ------------------------------------------------------------
                    7  SOLE DISPOSITIVE POWER
       WITH            0 shares.
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER
                       2,058,171 shares, of which 1,394,528 are directly owned
                       by WVTP I; 543,524 are directly owned by WVTI I; and
                       120,119 are directly owned by WVSP I. WVC I is the
                       general partner of WVTP I, WVTI I and WVSP I, WVE I is
                       the general partner of WVC I, and Wei, a member of WVE I,
                       may be deemed to have shared power to dispose of these
                       shares.
                    ------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                   2,058,171
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES                                                  [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                        5.90%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON                                               IN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 896775 10 3                 13 G                    Page 8 of 14 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Michael Orsak ("Orsak")

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Tax ID Number:
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    U.S. Citizen
--------------------------------------------------------------------------------
     NUMBER OF      5   SOLE VOTING POWER
                        0 shares.
      SHARES        ------------------------------------------------------------
                    6   SHARED VOTING POWER
   BENEFICIALLY         2,058,171 shares, of which 1,394,528 are directly owned
                        by WVTP I; 543,524 are directly owned by WVTI I; and
   OWNED BY EACH        120,119 are directly owned by WVSP I. WVC I is the
                        general partner of WVTP I, WVTI I and WVSP I, WVE I is
     REPORTING          the general partner of WVC I, and Orsak, a member of
                        WVE I, may be deemed to have shared power to vote these
      PERSON            shares.
                     -----------------------------------------------------------
       WITH          7  SOLE DISPOSITIVE POWER
                        0 shares.
                     -----------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER
                        2,058,171 shares, of which 1,394,528 are directly owned
                        by WVTP I; 543,524 are directly owned by WVTI I; and
                        120,119 are directly owned by WVSP I. WVC I is the
                        general partner of WVTP I, WVTI I and WVSP I, WVE I is
                        the general partner of WVC I, and Orsak, a member of
                        WVE I, may be deemed to have shared power to dispose of
                        these shares.
                     -----------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                   2,058,171
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES                                                  [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                        5.90%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON                                               IN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 896775 10 3                 13 G                    Page 9 of 14 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Susumu Tanaka ("Tanaka")

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Tax ID Number:
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Japanese Citizen
--------------------------------------------------------------------------------
     NUMBER OF      5   SOLE VOTING POWER
                        0 shares.
      SHARES        ------------------------------------------------------------
                    6   SHARED VOTING POWER
   BENEFICIALLY         2,058,171 shares, of which 1,394,528 are directly owned
                        by WVTP I; 543,524 are directly owned by WVTI I; and
   OWNED BY EACH        120,119 are directly owned by WVSP I. WVC I is the
                        general partner of WVTP I, WVTI I and WVSP I, WVE I is
     REPORTING          the general partner of WVC I, and Tanaka, a member of
                        WVE I, may be deemed to have shared power to vote these
      PERSON            shares.
                     -----------------------------------------------------------
       WITH          7  SOLE DISPOSITIVE POWER
                        0 shares.
                     -----------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER
                        2,058,171 shares, of which 1,394,528 are directly owned
                        by WVTP I; 543,524 are directly owned by WVTI I; and
                        120,119 are directly owned by WVSP I. WVC I is the
                        general partner of WVTP I, WVTI I and WVSP I, WVE I is
                        the general partner of WVC I, and Tanaka, a member of
                        WVE I, may be deemed to have shared power to dispose of
                        these shares.
                     -----------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                   2,058,171
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES                                                  [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                        5.90%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON                                               IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 896775 10 3                 13 G                   Page 10 of 14 Pages
---------------------                                        -------------------

ITEM 1(a).  NAME OF ISSUER:

            Triton Network Systems, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            8529 South Park Circle
            Orlando, Florida 32819

ITEM 2(a).  NAME OF PERSON FILING:

            This statement is filed by Worldview Technology Partners I, L.P., a Delaware limited partnership ("WVTP I"), Worldview Technology International I, L.P., a Delaware limited partnership ("WVTI I"), Worldview Strategic Partners I, L.P., a Delaware limited partnership ("WVSP I"), Worldview Capital I, L.P., a Delaware limited partnership ("WVC I"), Worldview Equity I, L.L.C. ("WVE I"), a Delaware limited liability company, James Wei ("Wei"), Michael Orsak ("Orsak") and Susumu Tanaka ("Tanaka"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            WVC I is the general partner of WVTP I, WVTI I and WVSP I. WVE I is the general partner of WVC I. WVC I and WVE I may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by WVTP I, WVTI I and WVSP I. Wei, Orsak and Tanaka are the general partners/managing members of WVE I, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by WVTP I, WVTI I and WVSP I.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

            The address of the principal business office for each of the Reporting Persons is:

            435 Tasso Street, Suite 120
            Palo Alto, California 94301

ITEM 2(c).  CITIZENSHIP:

            WVC I, WVTP I, WVTI I and WVSP I are Delaware limited partnerships. WVE I is a Delaware limited liability company. Wei is a Canadian citizen. Orsak is a United States citizen. Tanaka is a Japanese citizen.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e).  CUSIP NUMBER:
            896775  10  3

---------------------                                        -------------------
CUSIP NO. 896775 10 3                 13 G                   Page 11 of 14 Pages
---------------------                                        -------------------

ITEM 3.     Not Applicable

ITEM 4.     OWNERSHIP:

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

            (a)  Amount beneficially owned:

            See Row 9 of cover page for each Reporting Person.

            (b)  Percent of Class:

            See Row 11 of cover page for each Reporting Person.

            (c)  Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote:

                       See Row 5 of cover page for each Reporting Person.

                 (ii)  Shared power to vote or to direct the vote:

                       See Row 6 of cover page for each Reporting Person.

                 (iii) Sole power to dispose or to direct the disposition of:

                       See Row 7 of cover page for each Reporting Person.

                 (iv)  Shared power to dispose or to direct the disposition of:

                       See Row 8 of cover page for each Reporting Person.

---------------------                                        -------------------
CUSIP NO. 896775 10 3                 13 G                   Page 12 of 14 Pages
---------------------                                        -------------------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Under certain circumstances set forth in the limited partnership agreements of WVC I, WVTP I, WVTI I and WVSP I, and the limited liability company agreement of WVE I, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable

ITEM 10.    CERTIFICATION:

            Not applicable

---------------------                                        -------------------
CUSIP NO. 896775 10 3                 13 G                   Page 13 of 14 Pages
---------------------                                        -------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001

                                   JAMES WEI

                                   By: /s/ James Wei
                                       -----------------------------------------
                                       James Wei, individually, and on behalf of
                                       WVTP I, in his capacity as a member of
                                       WVE I, the general partner of WVC I, the
                                       general partner of WVTP I, on behalf of
                                       WVTI I, in his capacity as a member of
                                       WVE I, the general partner of WVC I, the
                                       general partner of WVTI I, on behalf of
                                       WVSP I, in his capacity as a member of
                                       WVE I, the general partner of WVC I, the
                                       general partner of WVSP I, on behalf of
                                       WVC I, in his capacity as a member of
                                       WVE I, the general partner of WVC I, and
                                       on behalf of WVE I in his capacity as a
                                       member thereof.


                                   MICHAEL ORSAK

                                   By: /s/ Michael Orsak
                                       -----------------------------------------
                                       Michael Orsak


                                   SUSUMU TANAKA


                                   By: /s/  Susumu Tanaka
                                       -----------------------------------------
                                       Susumu Tanaka

---------------------                                        -------------------
CUSIP NO. 896775 10 3                 13 G                   Page 14 of 14 Pages
---------------------                                        -------------------

                                  EXHIBIT INDEX

                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------
Exhibit A:  Agreement of Joint Filing                                 15

                                    Exhibit A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Triton Network Systems, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 14, 2001

                                   JAMES WEI

                                   By: /s/ James Wei
                                       -----------------------------------------
                                       James Wei, individually, and on behalf of
                                       WVTP I, in his capacity as a member of
                                       WVE I, the general partner of WVC I, the
                                       general partner of WVTP I, on behalf of
                                       WVTI I, in his capacity as a member of
                                       WVE I, the general partner of WVC I, the
                                       general partner of WVTI I, on behalf of
                                       WVSP I, in his capacity as a member of
                                       WVE I, the general partner of WVC I, the
                                       general partner of WVSP I, on behalf of
                                       WVC I, in his capacity as a member of
                                       WVE I, the general partner of WVC I, and
                                       on behalf of WVE I in his capacity as a
                                       member thereof.


                                   MICHAEL ORSAK

                                   By: /s/ Michael Orsak
                                       -----------------------------------------
                                       Michael Orsak


                                   SUSUMU TANAKA


                                   By: /s/  Susumu Tanaka
                                       -----------------------------------------
                                       Susumu Tanaka